Exhibit 10.1

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

This Amended and Restated Employment Agreement (this “Agreement”) is made and entered into effective as of June 27, 2011, by and between Opexa Therapeutics, Inc. (the “Company”) and Jaye L. Thompson, Ph.D. (“Employee”). The Company and Employee are hereinafter collectively referred to as the “Parties.”

W I T N E S S E T H:

A.           The Company desires assurance of the continued association and services of Employee in order to retain Employee’s skills, abilities, background and knowledge, and is willing to continue to engage Employee’s services on the terms and conditions set forth in this Agreement.

B.            Employee desires to continue to be in the employ of the Company and is willing to continue to accept such employment on the terms and conditions set forth in this Agreement.

C.            The Parties acknowledge that this Agreement amends and restates, and supersedes in its entirety the employment agreement provisions of that certain offer letter dated November 16, 2009 by and between the Parties (the “Prior Agreement”).

NOW, THEREFORE, for and in consideration of the employment by the Company, the compensation and other remuneration paid and to be paid by the Company and received and to be received by Employee for such employment, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by Employee, it is agreed by and between the Parties hereto as follows:

1.              Duties and Title.  Employee shall continue to be employed by the Company and have the title of and shall act as Senior Vice President, Clinical Development and Regulatory Affairs of the Company.  Employee shall have the following responsibilities and duties as Senior Vice President, Clinical Development and Regulatory Affairs:  Employee shall report to the Company’s CEO and will have such other duties and responsibilities consistent with her position as Senior Vice President, Clinical Development and Regulatory Affairs as may reasonably be assigned to Employee by the Company’s CEO from time to time.

2.              Compensation.

a.   Salary and Bonus.  Employee will be compensated at a base rate of $200,000 per year, to be paid in accordance with the Company’s standard payroll practices, as they may be changed from time to time.  In addition, Employee will be eligible to receive an annual discretionary bonus of up to twenty percent (20%) of Employee’s base salary per 12-month period (pro rated for any partial period of less than 12 months), based upon a determination by the CEO and the Company’s Board of Directors (the “Board”) of the achievement of objectives to be set from time to time by the Board.  The first measurement period for this purpose will end on approximately December 31, 2011.  It is intended that any bonus payments made under this Agreement will not be deferred compensation within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”).  Accordingly, any bonus amount so determined will be paid out during the first two and one-half (2 ½) months following the end of the calendar year in which the right to receive such bonus payment vests.

b.   Vacation, Holidays and Sick-Leave.  As a full-time employee, Employee will accrue vacation at the rate of four (4) weeks per full calendar year (pro rated for any partial period).  Holidays and sick-leave will be provided in accordance with the Company’s standard policies and procedures.

c.   Benefits.  As a full-time employee, Employee will be eligible to participate in and to receive benefits under such plans and benefits as may be adopted by the Company.  The eligibility criteria and amount and extent of benefits to which Employee is entitled shall be governed by each specific benefit plan (as applicable) as it may be amended from time to time.

3.              At-Will Employment.  Employee’s employment with the Company is “at-will.”  This means that Employee’s employment with the Company is not for a specific term, and can be terminated by Employee or by the Company at any time for any reason or no reason, with or without cause and with or without notice.  Any contrary representations which may have been made or which may hereafter be made to Employee are superseded by this Agreement.  Though Employee’s duties, compensation, benefits and place of employment may change over time and Employee may be subject to incremental discipline that does not include a termination, none of these events change the fact that Employee is an “at will” employee.  In addition, the fact that the rate of Employee’s salary or other compensation is stated in units of years or months and that Employee’s vacation and sick leave accrue annually or monthly does not alter the at-will nature of the employment, and does not mean and should not be interpreted to mean that Employee is are guaranteed employment to the end of any period of time or for any period time.  Employee’s employment is subject to that certain Acknowledgement of At-Will Employment dated November 16, 2009 which has previously been executed and delivered to the Company by Employee and is incorporated herein by reference.  Employee hereby reaffirms the provisions of the Acknowledgement of At-Will Employment as of the date of this Agreement.  This Agreement and the Acknowledgement of At-Will Employment constitute the full and complete agreement between the Parties regarding the “at-will” nature of Employee’s employment, and can only be modified by written agreement signed by Employee and the CEO.

4.              Severance for Termination Without Cause.  Without limiting the provisions of the foregoing Paragraph 3, in the event that Employee’s employment with the Company is terminated by the Company without Cause (as defined below), Employee will be entitled to the continuation of Employee’s then-current base salary for a period of six (6) months following such termination; provided, however, that such benefit is contingent upon the following:  (i) Employee’s employment with the Company shall have been continuous from Employee’s start date through the occurrence of the applicable event; (ii) Employee executes and delivers a general release (in a customary form provided by the Company) of all claims against the Company or persons affiliated with the Company within forty-five (45) days following the date of termination, or such shorter period as the Company may require (with any potential revocation periods having expired); (iii) Employee is not in material breach of any of the provisions of this Agreement or that certain Proprietary Information and Inventions Agreement dated November 16, 2009 which Employee previously executed and delivered to the Company; and (iv) such termination is not by reason of Employee’s death or disability.

“Cause” as used herein shall mean: (i) Employee commits a felony or another crime involving moral turpitude; (ii) Employee fails to maintain an immigration status which allows Employee to work in the United States; or (iii) any of the following so long as Employee is provided with prompt notice and within thirty (30) days of receipt of such notice (assuming the violation is curable), Employee fails to cure such violation: (a) Employee materially violates any of the Company’s rules and regulations (including, without limitation, the rules of conduct) or any other policies and practices established by the Board; (b) Employee materially violates this Agreement or the Proprietary Information and Inventions Agreement; (c) Employee fails to exercise reasonable efforts to perform duties consistent with Employee’s position with the Company (including, without limitation, as reasonably instructed by the CEO); or (d) Employee commits any breach of fiduciary duty or misconduct that is likely to cause a material adverse effect upon the financial condition or business operations of the Company.

5.              Change of Control.  Without limiting the provisions of the foregoing Paragraph 3, in the event that Employee’s employment is terminated without Cause or Employee resigns for Good Reason (as defined below) concurrent with, or within twelve (12) months after, a Change of Control (as defined below), Employee will be entitled to (i) the continuation of Employee’s then-current base salary for a period of six (6) months following such termination or resignation and (ii) immediate vesting in full of any unvested equity awards, resulting in such equity awards becoming immediately exercisable in accordance with the terms and conditions of the underlying agreements and plan under which such equity awards were originally granted; provided, however, that such benefits are contingent upon the following:  (a) Employee’s employment with the Company shall have been continuous from Employee’s start date through the occurrence of the applicable event; (b) Employee executes and delivers a general release (in a customary form provided by the Company) of all claims against the Company or persons affiliated with the Company within forty-five (45) days following the date of termination or resignation, or such shorter period as the Company may require (with any potential revocation periods having expired); (c) Employee is not in material breach of any of the provisions of this Agreement or that certain Proprietary Information and Inventions Agreement dated November 16, 2009 which Employee previously executed and delivered to the Company (the “Inventions Agreement”); and (d) such termination or resignation is not by reason of Employee’s death or disability.  Notwithstanding any other provision of this Agreement, the consummation of a Change of Control transaction itself shall not be deemed a termination of employment entitling Employee to any benefits hereunder even if such event results in Employee being employed by a different entity.

“Change of Control” as used herein shall mean the occurrence of any of the following events:

a.   A change in the composition of the Board of Directors occurs, as a result of which fewer than one-half of the incumbent directors are directors who either:

  (i)  Had been directors of the Company on the “look-back date” (as defined below) (the “original directors”); or

  (ii)  Were elected, or nominated for election, to the Board of Directors with the affirmative votes of at least a majority of the aggregate of the original directors who were still in office at the time of the election or nomination and the directors whose election or nomination was previously so approved (the “continuing directors”); or

b.   Any “person” (as defined below) who by the acquisition or aggregation of securities, is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Securities Exchange Act of 1934), directly or indirectly, of securities of the Company representing 50% or more of the combined voting power of the Company’s then outstanding securities ordinarily (and apart from rights accruing under special circumstances) having the right to vote at elections of directors (the “base capital stock”); except that any change in the relative beneficial ownership of the Company’s securities by any person resulting solely from a reduction in the aggregate number of outstanding shares of base capital stock, and any decrease thereafter in such person’s ownership of securities, shall be disregarded until such person increases in any manner, directly or indirectly, such person’s beneficial ownership of any securities of the Company;

c.   The consummation of a merger or consolidation of the Company with or into another entity or any other corporate reorganization, if persons who were not shareholders of the Company immediately prior to such merger, consolidation or other reorganization own immediately after such merger, consolidation or other reorganization 50% or more of the voting power of the outstanding securities of each of (A) the continuing or surviving entity and (B) any direct or indirect parent corporation of such continuing or surviving entity; or

d.   The sale, transfer or other disposition of all or substantially all of the Company’s assets.

For purposes of subsection (a) above, the term “look-back” date shall mean the later of (1) September 2, 2010 (the effective date of the Company’s 2010 Stock Incentive Plan) or (2) the date 24 months prior to the date of the event that may constitute a Change in Control.

For purposes of subsection (b) above, the term “person” shall have the same meaning as when used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934 but shall exclude (1) a trustee or other fiduciary holding securities under an employee benefit plan maintained by the Company or a parent or subsidiary and (2) a corporation owned directly or indirectly by the shareholders of the Company in substantially the same proportions as their ownership of the Company’s common stock.

Any other provision of this Paragraph 5 notwithstanding, a transaction shall not constitute a Change in Control if its sole purpose is to change the state of the Company’s incorporation or to create a holding company that will be owned in substantially the same proportions by the persons who held the Company’s securities immediately before such transaction, and a Change in Control shall not be deemed to occur if the Company files a registration statement with the United States Securities and Exchange Commission for the offering of common stock to the public.

“Good Reason” as used herein shall mean any of the following reasons which occurs other than at the request (or with the consent) of Employee:

e.   A reduction in Employee’s base salary of twenty percent (20%) or more;

f.            A reduction in Employee’s target or minimum bonus of twenty percent (20%) or more;

g.   A substantial diminution in Employee’s authority, duties or responsibilities;

h.   A reduction from full-time to part-time status; or

i.            Movement of Employee’s principal place of employment to a site that is more than fifty (50) miles from the Company’s current offices.

To be eligible to receive benefits for a resignation for Good Reason, (i) Employee must provide written notice of the “Good Reason” condition to the Company within ninety (90) days after the initial existence of such condition, (ii) the Company must not have cured such condition within thirty (30) days of receipt of such written notice or it must have stated unequivocally in writing that it does not intend to attempt to cure such condition, and (iii) Employee resigns from employment within thirty (30) days following the end of the period within which the Company was entitled to remedy the condition constituting Good Reason but failed to do so.

6.              Compliance with Code Section 409A.  Compensation and benefits payable under the Agreement are intended to be exempt from the definition of “nonqualified deferred compensation” under Section 409A of the Code in accordance with one or more of the exemptions available under the Treasury Regulations promulgated under Section 409A.  In this regard, each such payment that is made in a series of scheduled installments shall be deemed a separate payment for purposes of Section 409A.  To the extent that any amounts or benefits payable under this Agreement are or become subject to Section 409A due to a failure to qualify for an exemption from the definition of nonqualified deferred compensation under Section 409A, this Agreement is intended to comply with the applicable requirements of Section 409A with respect to such amounts or benefits.  This Agreement shall be interpreted and administered to the extent possible in a manner consistent with the foregoing statement of intent.

Payments made from the date of Employee’s termination through March 15th of the calendar year following such termination are intended to be exempt from Section 409A pursuant to the “short-term deferral” rule set forth in Section 1.409A-1(b)(4) of the Treasury Regulations.  Payments made following said March 15th are intended to be made upon an involuntary termination from service and payable pursuant to Section 1.409A-1(b)(9)(iii) of the Treasury Regulations, to the maximum extent permitted by said provision.  Notwithstanding any contrary provision of this Agreement, any amount or benefit that fails to qualify for an exemption from Section 409A shall be subject to the distribution requirements of Section 409A(a)(2)(A) of the Code, including, without limitation, the requirement of Section 409A(a)(2)(B)(i) of the Code that amounts or benefits payable to Employee upon separation from service be delayed until the first regular payroll date which occurs more than six (6) months after separation from service (or if earlier, the date of Employee’s death) if Employee is a “specified employee” within the meaning of the aforesaid section of the Code at the time of such separation from service, with the first of such payments including all payments which would have been made during the period of such delay without regard thereto and without interest, and with subsequent payments, if any, made in accordance with the dates and terms otherwise provided herein.

Employee’s date of termination for purposes of determining the date that any amount or benefit that is treated as nonqualified deferred compensation under Code Section 409A is to be paid (or in determining whether an exemption to such treatment applies), and for purposes of determining whether Employee is a “specified employee” on the date of termination, shall be the date on which Employee has incurred a “separation from service” within the meaning of Section 409A(a)(2)(A)(i) and applicable guidance thereunder.

In each case where this Agreement provides for the payment of an amount or benefit that constitutes nonqualified deferred compensation under Section 409A to be made to Employee within a designated period and such period begins and ends in different calendar years, the exact payment date within such range shall be determined by the Company, in its sole discretion, and Employee shall have no right to designate the year in which the payment shall be made.

7.              Proprietary Information and Inventions Agreement.  Employee previously executed and delivered to the Company the Inventions Agreement, which is incorporated herein by reference.  The provisions of the Inventions Agreement are hereby reaffirmed by Employee as of the date of this Agreement.

8.              Non-Compete and Outside Activities.  As more fully set forth in the Proprietary Information and Inventions Agreement, Employee agrees that, while serving as a full-time employee of the Company and during any period in which Employee is receiving any payments pursuant to Paragraph 4 above, Employee will not engage in any activity which is competitive with the Company.  In addition, during Employee’s employment with the Company, Employee shall devote Employee’s best efforts and Employee’s full business time, skill and attention to the performance of Employee’s duties on behalf of the Company.  The foregoing, however, shall not preclude Employee from engaging in appropriate civic, charitable, professional or trade association activities or from serving on one or more boards of directors of public or private companies, so long as such activities and service do not (i) interfere with the performance of Employee’s duties for the Company, (ii) involve any assets, information or other resources proprietary or confidential to the Company or any of its licensors or (iii) involve any third party that is competitive, directly or indirectly, with the Company.

9.              Arbitration.  Employee previously executed and delivered to the Company that certain Agreement to Arbitrate dated November 16, 2009, which is incorporated herein by reference.  Employee hereby reaffirms the provisions of such Agreement to Arbitrate as of the date of this Agreement.  As more fully set forth in the Agreement to Arbitrate, both Employee and the Company agree that any controversy, claim or dispute arising out of, concerning or relating in any way to Employee’s employment with the Company or the termination thereof shall be submitted exclusively to final and binding arbitration.

10.            Company Rules.  As an employee of the Company, Employee will be expected to abide by the Company’s rules and regulations.  Employee will be required to sign an acknowledgement that Employee has read and understands the Company rules of conduct as provided in the Company’s Employee Handbook, which the Company will distribute.

11.            Integrated Agreement.  This Agreement supersedes any prior agreements, representations or promises of any kind, whether written, oral, express or implied between the Parties with respect to the subject matters herein.  Likewise, the terms of this Agreement shall constitute the full, complete and exclusive agreement between Employee and the Company with respect to the subject matters herein.  This Agreement may only be changed by a writing, signed by Employee and an authorized representative of the Company.

12.            Withholding.  Any payments or other compensation provided to Employee or for the Company’s benefit from the Company will be subject to (and thus reduced by) all applicable deductions and withholdings.

13.            Severability.  If any term herein is held to be invalid, void or unenforceable, the remainder of the terms herein shall remain in full force and effect and shall in no way be affected; and, the Parties shall use their best efforts to find an alternative way to achieve the same result.

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed as of the day and year first above written.

OPEXA THERAPEUTICS, INC.:		EMPLOYEE:

By:	/s/ Neil K. Warma	By:	/s/ Jaye L. Thompson
	Neil K. Warma		Jaye L. Thompson, Ph.D.
President and CEO